UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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HealthSpring, Inc.

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The following is an email sent to employees of HealthSpring, Inc. on December 15, 2011:

From:	Desiree Dankowski
Sent:	Thursday, December 15, 2011
To:	HealthSpring Employees
Subject:	Message from Herb Fritch

The following message is sent on behalf of Herb Fritch.

Good morning,

In October, I shared with you the exciting news that HealthSpring agreed to be acquired by Cigna. While it is still too early to comment on specific plans for integration, I want to update you on the status of the acquisition. We are still moving through the process of obtaining all the necessary regulatory approvals and will keep you updated as developments occur.

I also want to reinforce what an outstanding opportunity the acquisition provides. The benefits to HealthSpring and Cigna are clear. As part of Cigna, HealthSpring will be more strongly positioned to continue our growth and industry leadership. We will be able to continue to focus on the physician-engagement business model that has proven so successful, and the integration of our delivery system strategies will enhance Cigna’s ability to move into new geographies and new lines of business.

It is because of your hard work and commitment to serving our members and physician partners that Cigna recognized how valuable HealthSpring is. One example of the value you bring is the recent successful completion of the Annual Enrollment Period (AEP). Thank you for your hard work during AEP.

Our mission will continue: improving the health of the communities we serve by delivering the highest quality and greatest value in healthcare benefits and services.

We are committed to keeping you updated and will continue to share developments with you in the weeks ahead.

Sincerely,

Herb Fritch